Exhibit 99.1

Press Release

United Heritage Corporation fails to meet minimum bid price requirement in accordance with Nasdaq Marketplace Rules

Dallas, Texas (February 1, 2008) -United Heritage Corporation (NASDAQ:UHCP) announced today that on January 31, 2008 it received a letter from The Nasdaq Stock Market indicating that, for a period of 30 consecutive business days, the bid price of its common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). According to the letter, United Heritage Corporation has until July 29, 2008 to regain compliance.

If United Heritage Corporation cannot demonstrate compliance by July 29, 2008, The Nasdaq Stock Market staff will determine whether it meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, it will be granted an additional 180 calendar day compliance period. If it is not eligible for an additional compliance period, its securities will be delisted.

United Heritage Corporation
Suite 200, One Energy Square
4825 Greenville Avenue
Dallas, Texas 75206
(214) 800-2663